UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NioCorp Developments Ltd. (Exact name of registrant as specified in its charter)
British Columbia, Canada	98-1262185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7000 South Yosemite Street, Suite 115 Centennial, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

On November 21, 2025, the Board of Directors (the “Board”) of NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), approved the Company’s limited-duration shareholder rights plan (the “Rights Plan”) as set forth in the Shareholder Rights Plan Agreement, dated as of November 21, 2025 (the “Rights Plan Agreement”), by and between the Company and Computershare Investor Services Inc., as rights agent (or any successor rights agent). The Board adopted the Rights Plan to help ensure that all shareholders of the Company are treated equally and fairly in the event of any unsolicited take-over bid or other attempt to acquire control of the Company (including by way of a “creeping take-over bid”).

The Rights are in all respects subject to and governed by the provisions of the Rights Plan Agreement, which is filed as Exhibit 4.1 to this Form 8-A and is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 3.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2025 and is qualified in its entirety by reference to the full text of the Rights Plan Agreement.

Item 2.	Exhibits.
Exhibit Number	Description
4.1	Shareholder Rights Plan Agreement, dated as of November 21, 2025, between NioCorp Developments Ltd. and Computershare Investor Services Inc. (incorporated by reference to Exhibit 4.1 to NioCorp Development Ltd.’s Current Report on Form 8-K filed with the SEC on November 21, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NIOCORP DEVELOPMENTS LTD.

DATE: November 21, 2025	By:	/s/ Neal S. Shah
Neal S. Shah
Chief Financial Officer